Exhibit 99.1

                                                      Citizens Communications
                                                      3 High Ridge Park
                                                      Stamford, CT 06905
                                                      203.614.5600
                                                      Web site: www.czn.net

Contact:
David Whitehouse
Senior Vice President  & Treasurer
203.614.5708
david.whitehouse@czn.com
------------------------

          Citizens Communications Reports 2007 Fourth-Quarter Results;
                     Announces New Stock Repurchase Program

               *    Revenue up 14% year over year
               *    Continued strong operating income and cash flow margins
               *    2007 free cash flow of $528 million
               *    Year-to-date dividend payout ratio of 64%
               *    22,400 high speed internet additions
               *    Global Valley acquisition completed (15,300 access lines)
               *    $200 million stock repurchase program announced


Stamford, Conn., February 26, 2008 -- Citizens Communications (NYSE:CZN) today reported fourth quarter 2007 revenue of $577.2 million, operating income of $174.9 million, and net income of $59.0 million.

"We delivered another quarter of strong financial and operating results," said Maggie Wilderotter, Chairman and CEO of Citizens. "Continued customer product revenue growth along with disciplined expense control, realized synergies on our Commonwealth acquisition and other expense reduction initiatives generated a
55.4 percent operating cash flow margin. Our penetration levels increased on all bundled products as our fourth quarter promotions drove residential high speed penetration to 32 percent and high speed revenues continue to be over $40.00 per customer per month. Our wireless data roll-out is now up and running in 13 municipalities, four colleges and universities and over 50 hot spots in our territory. Finally, our integration of Global Valley Networks is well underway."

Revenue for the fourth quarter of 2007 was $577.2 million, as compared to $504.4 million in the fourth quarter of 2006, a 14 percent increase. The fourth quarter 2007 increase of $72.8 million is primarily the result of $82.4 million of revenues contributed by the operations of Commonwealth Telephone Enterprises, which was acquired on March 8, 2007, and Global Valley, which was acquired on October 31, 2007, and a $15.8 million increase in data and internet services revenue, offset by declines in Federal and state subsidies and a decline in basic access lines.

Other operating expenses and network access expenses for the fourth quarter of 2007 were $257.2 million, as compared to $229.5 million in the fourth quarter of 2006, a 12 percent increase. The fourth quarter 2007 increase of $27.7 million is primarily the result of $20.7 million in expenses attributable to the acquired operations of Commonwealth Telephone Enterprises and Global Valley ($35.1 million excluding the impact of a pension curtailment gain of $14.4 million, resulting from the freeze placed on certain pension benefits of the former Commonwealth employees). The purchases of Commonwealth Telephone Enterprises and Global Valley have enabled the Company to leverage its centralized back office, customer service and administrative support functions over a larger customer base.

Operating income for the fourth quarter of 2007 was $174.9 million and operating income margin was 30.3 percent, as compared to operating income of $157.0 million and operating income margin of 31.1 percent in the fourth quarter of 2006. The fourth quarter 2007 increase of $17.9 million is primarily the result of $32.2 million contributed by the acquired operations of Commonwealth Telephone Enterprises and Global Valley, partially offset by increases in network access expenses and a reduction in revenue.

The Company added approximately 22,400 high-speed internet customers during the fourth quarter of 2007 and had more than 523,800 high-speed internet customers at December 31, 2007. The Company added approximately 9,400 video customers during the fourth quarter of 2007 and had more than 93,500 video customers at December 31, 2007. These fourth quarter net additions to high-speed internet and video customers exclude the impact of the Global Valley acquisition.

The Global Valley acquisition was completed on October 31, 2007. Global Valley represents $2.3 million of revenue for the two months in the quarter, 15,300 access lines and 4,200 high-speed internet customers.

Capital expenditures were $113.2 million for the fourth quarter of 2007 and $315.8 million for the year, including $34.3 million related to the acquired properties since the date of their respective acquisitions.

Free cash flow was $105.3 million for the fourth quarter of 2007 and $528.0 million for the year. The Company's $1 per common share annual dividend represents a payout of 64 percent of free cash flow for the year.

During the fourth quarter, the Company repurchased 2,175,000 shares of its common stock for $30.9 million and completed its $250.0 million authorized stock repurchase program.

The Company's Board of Directors has authorized a new common stock share repurchase program. Under the new program, up to $200 million of common stock may be repurchased over the next 12 months.

The Company expects that its capital expenditures and free cash flow for the full year 2008 will be approximately $300 million to $310 million and approximately $450 million to $475 million, respectively. The Company's 2008 free cash flow expectations take into consideration an estimate of cash taxes in the range of $130 million to $140 million. The Company's 2008 cash tax estimate does not reflect the impact of the "Economic Stimulus Act of 2008," which the Company is currently evaluating.

                                     -MORE-

The Company's next regular quarterly cash dividend of $0.25 per share will be paid on March 31, 2008 to shareholders of record on March 10, 2008. The Company expects that dividends paid to stockholders in 2008 will be treated as dividends for federal income tax purposes. Shareholders are encouraged to consult with their tax advisors.

The Company uses certain non-GAAP financial measures in evaluating its performance. These include free cash flow and operating cash flow. A reconciliation of the differences between free cash flow and operating cash flow and the most comparable financial measures calculated and presented in accordance with GAAP is included in the tables that follow. The non-GAAP financial measures are by definition not measures of financial performance under generally accepted accounting principles and are not alternatives to operating income or net income reflected in the statement of operations or to cash flow as reflected in the statement of cash flows and are not necessarily indicative of cash available to fund all cash flow needs. The non-GAAP financial measures used by the Company may not be comparable to similarly titled measures of other companies.

The Company believes that presentation of non-GAAP financial measures provides useful information to investors regarding the Company's financial condition and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) together provide a more comprehensive view of the Company's core operations and ability to generate cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions, and (iii) presents measurements that investors and rating agencies have indicated to management are useful to them in assessing the Company and its results of operations. Management uses these non-GAAP financial measures to plan and measure the performance of its core operations, and its divisions measure performance and report to management based upon these measures. In addition, the Company believes that free cash flow and operating cash flow, as the Company defines them, can assist in comparing performance from period to period, without taking into account factors affecting cash flow reflected in the statement of cash flows, including changes in working capital and the timing of purchases and payments. The Company has shown adjustments to its financial presentations to exclude $14.4 million in pension curtailment gain in the fourth quarter and full year of 2007, and $3.2 million of severance and early retirement costs in the fourth quarter of 2006, and severance and early retirement costs of $13.9 million for the full year of 2007 and $7.2 million for the full year 2006, because the Company believes that the magnitude of such gains and costs in the third and fourth quarters of 2007 materially exceeds that which has been incurred by the Company in any other quarter during 2006 and 2007.

Management uses these non-GAAP financial measures to (i) assist in analyzing the Company's underlying financial performance from period to period, (ii) evaluate the financial performance of its business units, (iii) analyze and evaluate strategic and operational decisions, (iv) establish criteria for compensation decisions, and (v) assist management in understanding the Company's ability to generate cash flow and, as a result, to plan for future capital and operational decisions. Management uses these non-GAAP financial measures in conjunction with related GAAP financial measures. The Company believes that the non-GAAP financial measures are meaningful and useful for the reasons outlined above.


                                     -MORE-

While the Company utilizes these non-GAAP financial measures in managing and analyzing its business and financial condition and believes they are useful to management and to investors for the reasons described above, these non-GAAP financial measures have certain shortcomings. In particular, free cash flow does not represent the residual cash flow available for discretionary expenditures, since items such as debt repayments and dividends are not deducted in determining such measure. Operating cash flow has similar shortcomings as interest, income taxes, capital expenditures, debt repayments and dividends are not deducted in determining this measure. Management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents filed with the U.S. Securities and Exchange Commission.

About Citizens Communications
Citizens Communications Company (NYSE:CZN) operates under the brand name of Frontier and offers telephone, television and internet services in 24 states with approximately 5,900 employees. More information is available at www.czn.com, www.frontieronline.com and www.frontier.myway.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management's views and assumptions regarding future events and business performance. Words such as "believe," "anticipate," "expect," and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties are based on a number of factors, including but not limited to: reductions in the number of our access lines and high-speed internet subscribers; the effects of competition from cable, wireless and other wireline carriers (through voice over internet protocol (VOIP) or otherwise); the effects of greater than anticipated competition requiring new pricing, marketing strategies or new product offerings and the risk that we will not respond on a timely or profitable basis; the effects of general and local economic, business, industry and employment conditions on our revenues; our ability to effectively manage service quality; our ability to successfully introduce new product offerings, including our ability to offer bundled service packages on terms that are both profitable to us and attractive to our customers; our ability to sell enhanced and data services in order to offset ongoing declines in revenue from local services, switched access services and subsidies; changes in accounting policies or practices adopted voluntarily or as required by generally accepted accounting principles or regulators; the effects of ongoing changes in the regulation of the communications industry as a result of federal and state legislation and regulation, including potential changes in state rate of return limitations on our earnings, access charges and subsidy payments, and regulatory network upgrade and reliability requirements; our ability to effectively manage our operations, operating expenses and capital expenditures, to pay dividends and to reduce or refinance our debt; adverse changes in the ratings given to our debt securities by nationally accredited ratings organizations, which could limit or restrict the availability and/or increase the cost of financing; the effects of bankruptcies in the telecommunications industry, which could result in potential bad debts; the effects of technological changes and competition on our capital expenditures and product and service offerings, including the lack of assurance that our ongoing network improvements will be sufficient to meet or exceed the capabilities and quality of competing networks; the effects of increased medical, retiree and pension expenses and related funding requirements; changes in income tax rates, tax laws, regulations or rulings, and/or federal or state tax assessments; the effects of state regulatory cash management policies on our ability to transfer cash among our subsidiaries and to the parent company; our ability to successfully renegotiate union contracts expiring in 2008 and thereafter; our ability to pay a $1.00 per common share dividend annually, which may be affected by our cash flow from operations, amount of capital expenditures, debt service requirements, cash paid for income taxes (which will increase in the future) and our liquidity; the effects of fully utilizing our federal net operating loss carryforwards and AMT tax credit carryforwards that were generated in prior years, which have significantly increased our cash taxes in 2007 and will continue to do so in 2008 and 2009; the effects of any future liabilities or compliance costs in connection with worker health and safety matters; and the effects of any unfavorable outcome with respect to any of our current or future legal, governmental or regulatory proceedings, audits or disputes. These and other uncertainties related to our business are described in greater detail in our filings with the Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q and the foregoing information should be read in conjunction with these filings. We do not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

                                       ###

TABLES TO FOLLOW


                         Citizens Communications Company
                         Consolidated Financial Data (1)


                                                           For the quarter ended                 For the year ended
                                                                December 31,                        December 31,
                                                          -------------------------    %     -----------------------------    %
 (Amounts in thousands, except per share amounts)             2007          2006     Change       2007            2006     Change
                                                          ---------------------------------  --------------------------------------

Income Statement Data
  Revenue                                                    $577,228     $504,396     14%      $2,288,015     $2,025,367      13%
                                                          ------------  -----------          --------------  -------------

  Network access expenses                                      66,601       49,836     34%         228,242        171,247      33%
  Other operating expenses                                    190,580      179,664      6%         808,501        733,143      10%
  Depreciation and amortization                               145,156      117,923     23%         545,856        476,487      15%
                                                          ------------  -----------          --------------  -------------
  Total operating expenses                                    402,337      347,423     16%       1,582,599      1,380,877      15%
                                                          ------------  -----------          --------------  -------------

  Operating income                                            174,891      156,973     11%         705,416        644,490       9%
  Investment and other income (loss), net (2)                   7,276       14,070    -48%          17,948         82,443     -78%
  Interest expense                                             92,925       83,526     11%         380,696        336,446      13%
                                                          ------------  -----------          --------------  -------------
  Income from continuing operations before
     income taxes                                              89,242       87,517      2%         342,668        390,487     -12%
  Income tax expense                                           30,229       23,576     28%         128,014        136,479      -6%
                                                          ------------  -----------          --------------  -------------
Income from continuing operations                              59,013       63,941     -8%         214,654        254,008     -15%
Income (loss) from discontinued operations, net of tax (3)          -          (30)   100%               -         90,547    -100%
                                                          ------------  -----------          --------------  -------------
Net income attributable to common shareholders               $ 59,013     $ 63,911     -8%      $  214,654     $  344,555     -38%
                                                          ============  ===========          ==============  =============

Weighted average shares outstanding                           327,028      320,774      2%         331,037        322,641       3%

Basic net income per share attributable to
     common shareholders (4)
Income from continuing operations                            $   0.18     $   0.20    -10%      $     0.65     $     0.79     -18%
Income from discontinued operations                                 -            -      0%               -           0.28    -100%
                                                          ------------  -----------          --------------  -------------
Net income per common share                                  $   0.18     $   0.20    -10%      $     0.65     $     1.07     -39%
                                                          ============  ===========          ==============  =============

Other Financial Data
Capital expenditures                                         $113,152     $105,450      7%      $  315,793     $  268,806      17%
Operating cash flow (5)                                       320,047      274,896     16%       1,251,272      1,120,977      12%
Free cash flow (5)                                            105,293      101,348      4%         528,005        561,784      -6%
Dividends paid                                                 81,941       80,556      2%         336,025        323,671       4%
Dividend payout ratio (6)                                         78%          79%     -1%             64%            58%      10%


(1)  On March 8, 2007,  we acquired  Commonwealth  Telephone  Enterprises,  Inc.
     (CTE) for approximately $1.1 billion, and on October 31, 2007, we acquired Global Valley Networks Inc. and GVN Services (together GVN) for $62.0 million, and have included the historical results of CTE and GVN from the dates of acquisition.
(2) In April 2007, we redeemed $495.2 million principal amount of our 7.625% Senior Notes due 2008. The debt retirement generated a pre-tax loss on the early extinguishment of approximately $16.3 million. In April 2006, we received $64.6 million upon the liquidation of the Rural Telephone Bank.
(3) On July 31, 2006, we sold our CLEC business, Electric Lightwave, LLC (ELI), for $247.0 million in cash plus the assumption of approximately $4.0 million in capital lease obligations. We recognized an after-tax gain on the disposal of ELI of $71.6 million.
(4)  Calculated based on weighted average shares outstanding.
(5) A reconciliation to the most comparable GAAP measure is presented at the end of these tables.
(6)  Represents dividends paid divided by free cash flow.


                         Citizens Communications Company
                  Consolidated Financial and Operating Data (1)





                                                       For the quarter ended                        For the year ended
                                                            December 31,                                December 31,
                                                    -----------------------------    %        -------------------------------    %
(Amounts in thousands, except operating data)           2007           2006        Change        2007              2006       Change
                                                    ---------------------------------------   --------------------------------------

Select Income Statement Data
Revenue
     Local services                                   $  219,977      $  199,729       10%     $  875,762  (2)    $  809,584     8%
     Data and internet services                          147,292         111,378       32%        543,764  (2)       424,209    28%
     Access services                                     113,881         107,147        6%        479,462            427,959    12%
     Long distance services                               45,313          36,493       24%        180,525            153,272    18%
     Directory services                                   28,910          28,423        2%        114,586            114,138     0%
     Other                                                21,855          21,226        3%         93,916             96,205    -2%
                                                    -------------  --------------             ------------    ---------------
Total revenue                                            577,228         504,396       14%      2,288,015          2,025,367    13%
                                                    -------------  --------------             ------------    ---------------

Expenses
     Network access expenses                              66,601          49,836       34%        228,242  (2)       171,247    33%
     Other operating expenses (3)                        190,580         179,664        6%        808,501  (2)       733,143    10%
     Depreciation and amortization                       145,156         117,923       23%        545,856            476,487    15%
                                                    -------------  --------------             ------------    ---------------
Total operating expenses                                 402,337         347,423       16%      1,582,599          1,380,877    15%
                                                    -------------  --------------             ------------    ---------------

Operating Income                                      $  174,891      $  156,973       11%     $  705,416         $  644,490     9%
                                                    =============  ==============             ============    ===============

Other Financial and Operating Data
     Employees                                             5,939           5,446        9%          5,939              5,446     9%
     Access lines                                      2,431,676       2,126,574       14%      2,431,676          2,126,574    14%
     High-speed internet (HSI) subscribers               523,845         393,184       33%        523,845            393,184    33%
     Video subscribers                                    93,596          62,851       49%         93,596             62,851    49%
     Long distance subscribers                         1,569,620       1,382,411       14%      1,569,620          1,382,411    14%
     Switched access minutes of use (in millions)          2,605           2,434        7%         10,592             10,227     4%
     Average monthly revenue per average
        access line (4)                               $    78.64      $    78.48        0%     $    81.50         $    77.25     6%

(1)  On March 8, 2007,  we acquired  Commonwealth  Telephone  Enterprises,  Inc.
     (CTE) for approximately $1.1 billion, and on October 31, 2007, we acquired Global Valley Networks Inc. and GVN Services (together GVN) for $62.0 million, and have included the historical results of CTE and GVN from the dates of acquisition.
(2) Reflects a reclassification of $14.1 million of revenue of our CTE acquisition from local services to data and internet services. Also, expenses reflect a reclassification of $2.4 million of expenses of our CTE acquisition from other operating expenses to network access expenses.
(3) For the year ended December 31, 2007, includes severance and early retirement costs of $13.9 million. For the quarter and year ended December 31, 2006, includes severance and early retirement costs of $3.2 million and $7.2 million, respectively.
(4) For the year ended December 31, 2007, the calculation excludes CTE and GVN data and includes the $38.7 million favorable impact from the first quarter 2007 settlement of a switched access dispute. The amount is $79.94 without the $38.7 million favorable impact from the settlement.


                         Citizens Communications Company
                  Condensed Consolidated Balance Sheet Data (1)

(Amounts in thousands)

                                                                         December 31, 2007        December 31, 2006
                                                                        --------------------      -------------------
                                      ASSETS
                                      ------
Current assets:
    Cash and cash equivalents                                                   $   226,466              $ 1,041,106
    Accounts receivable and other current assets                                    297,688                  231,887
                                                                        --------------------      -------------------
      Total current assets                                                          524,154                1,272,993

Property, plant and equipment, net                                                3,335,244                2,983,504

Other long-term assets                                                            3,396,671                2,541,039
                                                                        --------------------      -------------------
           Total assets                                                         $ 7,256,069              $ 6,797,536
                                                                        ====================      ===================

                       LIABILITIES AND SHAREHOLDERS' EQUITY
                       ------------------------------------
Current liabilities:
    Long-term debt due within one year                                          $     2,448              $    39,271
    Accounts payable and other current liabilities                                  443,443                  386,372
                                                                        --------------------      -------------------
      Total current liabilities                                                     445,891                  425,643

Deferred income taxes and other liabilities                                       1,075,382                  846,775
Long-term debt                                                                    4,736,897                4,467,086
Shareholders' equity                                                                997,899                1,058,032
                                                                        --------------------      -------------------
           Total liabilities and shareholders' equity                           $ 7,256,069              $ 6,797,536
                                                                        ====================      ===================



(1)  On March 8, 2007,  we acquired  Commonwealth  Telephone  Enterprises,  Inc.
     (CTE) for approximately $1.1 billion, and on October 31, 2007, we acquired Global Valley Networks Inc. and GVN Services (together GVN) for $62.0 million, and have included the historical results of CTE and GVN from the dates of acquisition.


                         Citizens Communications Company
                         Consolidated Cash Flow Data (1)

(Amounts in thousands)
                                                                             For the year ended December 31,
                                                                         -----------------------------------------
                                                                               2007                   2006
                                                                         -----------------     -------------------

Cash flows provided by (used in) operating activities:
Net income                                                                    $   214,654             $   344,555
     Deduct: Income from discontinued operations                                        -                 (18,912)
             Gain on sale of discontinued operations                                    -                 (71,635)
Adjustments to reconcile income to net cash provided
   by operating activities:
     Depreciation and amortization expense                                        545,856                 476,487
     Stock based compensation expense                                               9,022                  10,340
     Loss on debt exchange                                                              -                   2,420
     Losses on extinguishment of debt                                              20,186                       -
     Investment gain                                                                    -                 (61,428)
     Other non-cash adjustments                                                    (7,598)                  5,204
     Deferred income taxes                                                         81,011                 132,031
     Legal settlement                                                              (7,905)                      -
     Change in accounts receivable                                                 (4,714)                 15,333
     Change in accounts payable and other liabilities                             (36,257)                 (3,064)
     Change in other current assets                                                 7,428                  (2,148)
                                                                         -----------------     -------------------
Net cash provided by continuing operating activities                              821,683                 829,183

Cash flows provided from (used by) investing activities:
     Capital expenditures                                                        (315,793)               (268,806)
     Cash paid for acquisitions, net                                             (725,548)                      -
     Proceeds from sale of discontinued operations                                      -                 255,305
     Other assets (purchased) distributions received, net                           6,629                  67,050
                                                                         -----------------     -------------------
Net cash (used by) provided from investing activities                          (1,034,712)                 53,549

Cash flows provided from (used by) financing activities:
     Long-term debt borrowings                                                    950,000                 550,000
     Debt issuance costs                                                          (12,196)                 (6,948)
     Premium paid to retire debt                                                  (20,186)                      -
     Long-term debt payments                                                     (946,070)               (227,693)
     Issuance of common stock                                                      13,808                  27,200
     Dividends paid                                                              (336,025)               (323,671)
     Common stock repurchased                                                    (250,000)               (135,239)
     Other                                                                           (942)                   (264)
                                                                         -----------------     -------------------
Net cash used by financing activities                                            (601,611)               (116,615)

Cash flows of discontinued operations:
     Operating activities                                                               -                  17,833
     Investing activities                                                               -                  (6,593)
     Financing activities                                                               -                       -
                                                                         -----------------     -------------------
Net cash provided by discontinued operations                                            -                  11,240

(Decrease) increase in cash and cash equivalents                                 (814,640)                777,357
Cash and cash equivalents at January 1,                                         1,041,106                 263,749
                                                                         -----------------     -------------------

Cash and cash equivalents at December 31,                                     $   226,466             $ 1,041,106
                                                                         =================     ===================

Cash paid during the period for:
     Interest                                                                 $   364,381             $   332,204
     Income taxes                                                             $    54,407             $     5,365


(1)  On March 8, 2007,  we acquired  Commonwealth  Telephone  Enterprises,  Inc.
     (CTE) for approximately $1.1 billion, and on October 31, 2007, we acquired Global Valley Networks Inc. and GVN Services (together GVN) for $62.0 million, and have included the historical results of CTE and GVN from the dates of acquisition.

                                                                                                        Schedule A

                Reconciliation of Non-GAAP Financial Measures (1)


                                                             For the quarter                    For the year
                                                            ended December 31,               ended December 31,
                                                       -----------------------------    -------------------------------
    (Amounts in thousands)                                  2007           2006               2007           2006
                                                       -------------  --------------    --------------- ---------------

    Net Income to Free Cash Flow;
    -----------------------------
       Net Cash Provided by Operating Activities
       -----------------------------------------

    Net income                                              $ 59,013      $  63,911          $ 214,654       $ 344,555

     Add back:

        Depreciation and amortization                        145,156        117,923            545,856         476,487

        Income tax expense                                    30,229         23,576            128,014         136,479

        Stock based compensation                               1,213          2,380              9,022          10,340

    Subtract:
        Cash paid (refunded) for income taxes                    737         (2,965)            54,407           5,365

        Pension curtailment gain (non-cash)                   14,379              -             14,379               -

        Investment and other income (loss), net
           of interest income                                  2,050          4,401            (15,038)         60,271

        Capital expenditures                                 113,152        105,450            315,793         268,806

        Gain (loss) on sale of discontinued operations             -           (444)                 -          71,635
                                                        -------------  -------------    ---------------  --------------
    Free cash flow                                           105,293        101,348            528,005         561,784

     Add back:
        Deferred income taxes                                 26,887         28,138             81,011         132,031

        Non-cash (gains)/losses, net                         (18,990)         2,471             21,610          17,964

        Investment and other income (loss), net
           of interest income                                  2,050          4,401            (15,038)         (1,157)

        Pension curtailment gain (non-cash)                   14,379              -             14,379               -

        Cash paid (refunded) for income taxes                    737         (2,965)            54,407           5,365

        Capital expenditures                                 113,152        105,450            315,793         268,806

    Subtract:
        Changes in current assets and liabilities            (56,353)       (37,744)            41,448         (10,121)

        Income tax expense                                    30,229         23,576            128,014         136,479

        Stock based compensation                               1,213          2,380              9,022          10,340

        Income from discontinued operations                        -            414                  -          18,912
                                                        -------------  -------------    ---------------  --------------
    Net cash provided by operating activities               $268,419      $ 250,217          $ 821,683       $ 829,183
                                                        =============  =============    ===============  ==============

(1)  On March 8, 2007,  we acquired  Commonwealth  Telephone  Enterprises,  Inc.
     (CTE) for approximately $1.1 billion, and on October 31, 2007, we acquired Global Valley Networks Inc. and GVN Services (together GVN) for $62.0 million, and have included the historical results of CTE and GVN from the dates of acquisition.

                                                                                                         Schedule B

             Reconciliation of Non-GAAP Financial Measures (1)


                                         For the quarter ended December 31, 2007           For the quarter ended December 31, 2006
                                   -----------------------------------------------------  ------------------------------------------
 (Amounts in thousands)
                                                                                                         Severance
 Operating Cash Flow and                                        Pension                                  and Early
 -----------------------                As                    Curtailment       As            As        Retirement          As
    Operating Cash Flow Margin       Reported                    Gain        Adjusted      Reported        Costs         Adjusted
    --------------------------    --------------            ---------------------------  ------------------------------------------


 Operating Income                    $  174,891                  $ 14,379    $  160,512    $  156,973      $ (3,237)     $  160,210

  Add back:
     Depreciation and amortization      145,156                         -       145,156       117,923             -         117,923
                                   -------------              ------------ -------------  ------------  ------------   -------------

 Operating cash flow                 $  320,047                  $ 14,379    $  305,668    $  274,896      $ (3,237)     $  278,133
                                   =============              ============ =============  ============  ============   =============


 Revenue                             $  577,228                              $  577,228    $  504,396                    $  504,396
                                   =============                           =============  ============                 =============

 Operating income margin
    (Operating income divided by
        revenue)                          30.3%                                   27.8%         31.1%                         31.8%
                                   =============                           =============  ============                 =============

 Operating cash flow margin
    (Operating cash flow divided by
        revenue)                          55.4%                                   53.0%         54.5%                         55.1%
                                   =============                           =============  ============                 =============


                                           For the year ended December 31, 2007             For the year ended December 31, 2006
                                   -----------------------------------------------------  ------------------------------------------

                                                 Severance                                              Severance
 Operating Cash Flow and                         and Early      Pension                                 and Early
 -----------------------                As       Retirement   Curtailment       As            As        Retirement          As
    Operating Cash Flow Margin       Reported       Costs        Gain        Adjusted      Reported        Costs         Adjusted
    --------------------------     -----------------------------------------------------  ------------------------------------------


 Operating Income                    $  705,416    $ (13,874)    $ 14,379    $  704,911    $  644,490      $ (7,193)     $  651,683

  Add back:
     Depreciation and amortization      545,856            -            -       545,856       476,487             -         476,487
                                   ------------- ------------ ------------ -------------  ------------  ------------   -------------

 Operating cash flow                 $1,251,272    $ (13,874)    $ 14,379    $1,250,767    $1,120,977      $ (7,193)     $1,128,170
                                   ============= ============ ============ =============  ============  ============   =============


 Revenue                             $2,288,015                              $2,288,015    $2,025,367                    $2,025,367
                                   =============                           =============  ============                 =============

 Operating income margin
    (Operating income divided by
        revenue)                          30.8%                                   30.8%         31.8%                         32.2%
                                   =============                           =============  ============                 =============

 Operating cash flow margin
    (Operating cash flow divided by
        revenue)                          54.7%                                   54.7%         55.3%                         55.7%
                                   =============                           =============  ============                 =============


(1)  On March 8, 2007,  we acquired  Commonwealth  Telephone  Enterprises,  Inc.
     (CTE) for approximately $1.1 billion, and on October 31, 2007, we acquired Global Valley Networks Inc. and GVN Services (together GVN) for $62.0 million, and have included the historical results of CTE and GVN from the dates of acquisition.